SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 5, 2011

GLEN ROSE PETROLEUM CORPORATION
(Exact name of registrant as specified in Charter)

Delaware	001-10179	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

22762 Westheimer Parkway
Suite 515
Katy, Texas 77450
(Address of Principal Executive Offices)

(832) 437-0329
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2011, Glen Rose Petroleum Corporation (“the “Company”) received notice from Iroquois Capital Opportunity Fund, LP (“ICO”) that, pursuant to the Company’s Bylaws, ICO has exercised its right to nominate a director to the Company’s board of directors, who shall begin to serve immediately as the “Nominated Director” provided for in the Bylaws.  The Bylaws provide that, in the event of any vacancy created by the resignation of the Nominated Director, IOC or its assignee of such rights shall have the right to nominate a replacement Nominated Director, which director shall begin to serve immediately as a director.

The Company was advised by ICO that the Nominated Director is Mr. Robert Bensh. Mr. Bensh, 44, is Chairman, President and Chief Executive Officer of Condor Exploration, a private oil and gas company operating in Colombia since July of 2007.  In addition to Condor Exploration, Mr. Bensh was the Executive Chairman of Northcote Energy Ltd. and its predecessor from February 2008 to January 2011.  Prior to that he served as Chairman, President and Chief Executive Officer of Cardinal Resources and its predecessor, Carpatsky Petroleum Inc.  He joined Carpatsky in 2001 as Executive Vice President and Chief Operating Officer. From May 1998 to December 2000, Mr. Bensh was Vice President Capital Markets, then Senior Vice President, Chief Financial Officer and Corporate Secretary of Bellwether Exploration Company. From 1996 to 1998 he worked at Torch Energy Advisors in various roles in finance, capital markets and acquisitions.  From April 1995 to August 1996, Mr. Bensh was Director of Investor Relations and Strategic Planning for Box Energy Corp.  He worked as a financial analyst for Johnson & Company in 1995 and from 1989 to 1995, he worked for the Department of Defense and the United States Department of Justice.

On April 8, 2011, the Company received notice from Mr. Paul K. Hickey that he was resigning as a director of the Company effective immediately. The notice indicated as the reason for Mr. Hickey’s resignation his desire to focus on personal matters.

A copy of this current report on Form 8-K was furnished to Mr. Hickey for review prior to its filing.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

None

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLEN ROSE PETROLEUM CORPORATION

Date: April 11, 2011	By:	/s/ Andrew Taylor-Kimmins
Andrew Taylor-Kimmins, President